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Exhibit 99.3

For Further Information:
 FAO, Inc.
2520 Renaissance Boulevard
King of Prussia, PA 19406
Contact:
Alan Marcus, VP, Public Relations
646-435-5957

FAO, Inc. Expects to Emerge From Chapter 11 Early Next Week

KING OF PRUSSIA, Pa., April 17, 2003—FAO, Inc. (Nasdaq:FAOOQ), announced today that additional support from its vendors and lenders had allowed it to reach agreement on final terms with its new lenders, led by Fleet Retail Finance and the group of investors purchasing $30 million of the Company's convertible preferred stock. The group is led by Hancock Partners and Kayne Anderson Capital Advisors and includes Fred Kayne, Chairman of FAO, Inc., Richard Kayne, a board member and Chief Executive Officer of Kayne Anderson, and Saks Incorporated. In addition, the Company announced that its right to use cash collateral has been extended through Thursday, April 24, 2003. The extension was consented to by the Company's existing lenders at a hearing this morning at the U.S. Bankruptcy Court for the District of Delaware before The Honorable U.S. Bankruptcy Judge Lloyd King. As a result, Company now expects its confirmed plan of reorganization to become effective early next week, at which point the Company will emerge from bankruptcy and begin making distributions to creditors pursuant to the terms of the Plan.

About FAO, Inc.

FAO, Inc. owns a family of high quality, developmental, educational and care brands for infants, toddlers and children and is a leader in children's specialty retailing. FAO, Inc. owns and operates the renowned children's toy retailer FAO Schwarz; The Right Start, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy, the leading retailer of development toys and educational products for kids.

For additional information on FAO, Inc. or its family of brands, visit the Company on line at http://www.irconnect.com/faoo/.

This press release contains certain forward-looking statements with respect to the implementation and anticipated results of the Company's business strategy, and the financial condition, results of operations and business of the Company, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Actual results may be impacted by factors including, but not limited to, the following: the Company's ability to operate on cash collateral, the actions of the Company's creditors, the interest of third party investors in the Company's business and other risks included in FAO, Inc.'s filings with the Securities and Exchange Commission, including the risk factors set forth in its Registration Statement on Form S-3 No. 333-84438. The Company has not undertaken, nor is it required, to publicly update or revise any of its forward-looking statements, even if experience or future events make it clear that the results set forth in such statements will not be realized.

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  Exhibit 99.3